EXHIBIT 10.4

           SEVERANCE AND NON-COMPETITION AGREEMENT

     AGREEMENT, entered into this __ day of April, 1998
("Effective Date"), between ROUNDY'S, INC., a Wisconsin corporation ("Roundy's" or the "Company"), and GERALD F.
LESTINA ("Mr. Lestina").

                          RECITALS:

1. Mr. Lestina is employed by the Company as its President and Chief Executive Officer, and is also a member of its Board of Directors. A change in the ownership or control of Roundy's or its business could result in a displacement of certain key employees, including Mr. Lestina, and/or a material change in the methods of operation of Roundy's business.

2.   In the course of his employment with the Company, Mr.
     Lestina has acquired and will continue to acquire a great deal of valuable, proprietary and confidential knowledge and information regarding the Company's business, its products and services, and its marketing and business development strategies, and other proprietary information of potential value to the Company's competitors.

3. As an incentive for Mr. Lestina to continue in the Company's employ and to help secure Mr. Lestina's continued commitment to the Company, and in consideration for his agreement not to compete with the Company following the termination of his employment under certain conditions, the Company wishes to undertake to make certain payments and provide certain benefits to Mr. Lestina upon the termination of his employment under the circumstances set out herein, and provide certain financial benefits to Mr. Lestina in the event of the termination of his employment following a "Change of Control" (as hereinafter defined) of the Company.

                         AGREEMENT:

     In consideration of the premises, and the mutual covenants and agreements contained herein, the Company and Mr. Lestina agree as follows:

1. Termination of Mr. Lestina's Employment by the Company without Good Cause, or by Mr. Lestina for Good Reason. Upon the Company's termination of Mr. Lestina's employment (unless such employment is terminated for "Good Cause" (as that term is defined below)), or Mr. Lestina's termination of his employment for "Good Reason" (as that term is defined below) (either of those events being referred to herein as a "Qualifying Termination"), the Company will pay to Mr. Lestina the Severance Benefit (as that term is defined below), pro rata over a period of two (2) years following the "Termination Date" (as hereinafter defined), without interest; provided that in the event such a Qualifying Termination occurs within a period of three (3) years following a "Change of Control" (as hereinafter defined) of the Company, then the entire amount of the Severance Benefit shall be paid in a lump sum within thirty (30) days after the Termination Date. The date upon which Mr. Lestina's employment with the Company ceases is referred to herein as the "Termination Date."

2. Continuation of Certain Fringe Benefits. Upon a Qualifying Termination, the Company (in addition to the payment of the Severance Benefit as provided in the preceding Section 1) will continue to provide to Mr. Lestina, at no cost to him, those health and/or life insurance benefits (if any) to which he was entitled or which were provided or made available to the him by the Company as of the Termination Date, for a period of two
     (2) years following the Termination Date.

3. Additional Post-Retirement Insurance Benefits. If Mr. Lestina ceases to be employed with the Company (including by reason of his death) at any time after his attaining age 55 and while he is then an officer and a director of the Company (unless his employment is terminated by the Company for Good Cause), the Company will continue to provide the following benefit:

     (a) Until the death of Mr. Lestina and his spouse (except as provided below), at no cost to Mr. Lestina, but subject to the provisions of this
          Section 3, the Company will provide coverage for Mr. Lestina and his spouse under the employee health, medical and life insurance plans maintained by the Company for its most senior executive personnel, in accordance with the terms of such plans as the same may exist and be in effect from time to time (the "Company Plans"), or the substantial equivalent thereof.

          (b)  After either Mr. Lestina or his spouse
          attains age 65, the coverage provided to him or her under this Section 3 will consist of a "Medicare Supplement" policy of health insurance, the benefits of which are secondary to any benefits available under Medicare, such that the total benefits available under Medicare and such Medicare Supplement policy, when combined, are the substantial equivalent of the benefits available under the Company Plans.

          (c) In the event of Mr. Lestina's death, the benefits to be provided under paragraphs (a) and
          (b) this Section 3 will be provided to his spouse until the date of her remarriage.

          (d) Notwithstanding the foregoing, the benefits to be provided under this Section 3 will cease if and when Mr. Lestina (i) accepts other employment the terms of which include a health or medical insurance benefit reasonably comparable to that to be provided under this Section 3 (or would include such a benefit but for Mr. Lestina's election to forego it), or (ii) accepts other employment in violation of, or otherwise breaches or violates the provisions of, Section 5 hereof.

          (e)  The benefits to be provided under this
          Section 3 are not intended to duplicate those provided under the preceding Section 2. Accordingly, the Company shall not be obligated to provide the benefits described in this Section 3 at any time during which the benefits described in the preceding Section 2 are being provided.

          (f)  References in this Section 3 to Mr Lestina's
          "spouse" are intended to refer only to the person who is his spouse as of the date of this Agreement, and not to any other person who may be his spouse at any time in the future.

4.   Definitions.

     (a) For purposes of this Agreement, the term "Good Cause" means only (i) the wilful commission by Mr. Lestina of a material act of dishonesty or moral turpitude involving the Company; (ii) Mr. Lestina's conviction of a felony, or his pleading guilty or nolo contendere to the same; (iii) Mr. Lestina's gross negligence in the performance of his duties and responsibilities as an officer of the Company; (iv) the wilful failure of Mr. Lestina to carry out the duties and responsibilities of his office, or to follow a specific and lawful directive of the Board of Directors of the Company (provided such directive is consistent with his position as the President and Chief Executive Officer of the Company), but only if such failure continues for ten days after Mr. Lestina has been provided with written notice of such failure (which notice includes a description of the nature of the failure and specifies the actions to be taken by Mr. Lestina to rectify it); (v) Mr. Lestina's wilful disclosure of material proprietary confidential information of the Company to or for the benefit of a competitor of the Company, to the extent such information was not available publicly; or (vi) any intentional misrepresentation by Mr. Lestina to the shareholders or directors of the Company. For purposes of the preceding definition, no act, failure to act, or omission on the part of Mr. Lestina will be deemed to have been "wilful" or "intentional" if done or omitted to be done in good faith and in the reasonable belief that it was in or not opposed to the best interests of the Company. Any such act or omission or failure to act based upon the advice of counsel for the Company will be conclusively deemed to have been done or omitted to be done in good faith and in the best interests of the Company.

     (b) For purposes of this Agreement, the term "Good Reason" means either of the following (in either case, effected by the Company, without Mr. Lestina's voluntary concurrence): (i) any material diminution in the total value of Mr. Lestina's compensation, including for this purpose all compensation in all forms, whether in cash or otherwise, and whether current or deferred; or
          (ii) the substantial diminution of or adverse change in the nature or scope of Mr. Lestina's authority, powers, functions, duties or responsibilities (without regard to any title or office he may nominally hold), to the point that he no longer holds a senior executive management position in the Company or its successor (or, following a Change of Control, in the business unit that comprises substantially the business of the Company as it existed preceding such Change of Control).

     (c) For purposes of this Agreement, the term "Severance Benefit" means the sum of the following, multiplied by two (2): (i) Mr. Lestina's annual base salary as established and in effect as of the Termination Date; plus (ii) the amount of any bonus and/or incentive compensation paid or payable to Mr. Lestina for the fiscal year preceding the fiscal year of the Company in which the Termination Date occurs (the "Prior Year Bonus"), or, if greater, the amount of such bonus and/or incentive compensation for the fiscal year of the Company in which the Termination Date occurs (the "Current Year Bonus"). If the amount of the bonus or incentive compensation described in the preceding clause (ii) cannot be determined as of the date when the benefits to be paid hereunder are to be paid, then the amount to be paid at such time shall be determined on the basis of the Prior Year Bonus, and such amount shall be adjusted, if necessary, to reflect the Current Year Bonus, as soon as practical after the amount of the Current Year Bonus can be determined.

          (d) For purposes of this Agreement, a "Change of Control" of Roundy's shall be deemed to occur:

                    (i)  If any person or group of persons
               (as defined in Rule 13d-5 under the
               Securities Exchange Act of 1934, as amended
               (the "Exchange Act")), together with its affiliates (but not including the Roundy's, Inc. Voting Trust), becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of thirty percent (30%) or more of the then outstanding Common Stock of Roundy's, or thirty percent (30%) of more of the then outstanding securities of Roundy's entitled generally to vote for the election of Directors of Roundy's ("Voting Securities"); provided, that if the person so acquiring such Common Stock or Voting Securities is itself a corporation or other entity, such acquisition will constitute a Change of Control only if less than 70% of the outstanding common stock or voting securities of such corporation or other entity are held by persons who, immediately before such acquisition, held beneficially Common Stock or Voting Securities of Roundy's; or

                    (ii) Upon the merger or share exchange
               of Roundy's with any other corporation, the sale or other disposition of substantially all of the assets of Roundy's, or the liquidation or dissolution of Roundy's, unless, in any such case, immediately thereafter at least 70% of the outstanding Common Stock and 70%of the outstanding Voting Securities of the corporation or entity surviving such merger or share exchange, or acquiring such assets, is held beneficially by persons who, immediately before such merger or share exchange or acquisition of assets, held beneficially Common Stock or Voting Securities of Roundy's; or

                    (iii)     If the Board of Directors of
               Roundy's (by the affirmative vote of at least 2/3 of the directors then in office), immediately prior to any other action proposed to be taken by Roundy's or by the stockholders of Roundy's, determines that such proposed action, if taken, would constitute a Change of Control of Roundy's, and such action is thereafter taken.

5.   Noncompetition.

     (a)  Subject to the provisions of paragraph (d) of this
          Section 5, for a period of one (1) year following a Qualifying Termination, Mr. Lestina will not, directly or indirectly, as a principal, agent, owner, employee, trustee, beneficiary, partner, co-venturer, officer, director, stockholder (other than as a stockholder of less than 5% of the stock of a publicly traded corporation) or in any other capacity, engage in, have an interest in or become associated with any entity, firm, business, activity or enterprise which is engaged in the wholesale distribution of groceries and which (either directly or through a subsidiary or affiliate) has a warehouse or distribution facility in the "Proscribed Territory," as that term is defined below. The "Proscribed Territory" means (i) the area consisting of the States of Wisconsin, Michigan, Illinois, Indiana, and Ohio, plus (ii) to the extent not included within (i), the area encompassed within a radius of four hundred (400) miles of any warehouse or distribution facility operated by the Company or any affiliate of the Company as of the Termination Date.

     (b) Mr. Lestina acknowledges and agrees that the restrictions set forth in this Section 5 are founded on valuable consideration and are reasonable in duration and geographic area in view of the circumstances under which this Agreement is entered into, and that such restrictions are necessary to protect the legitimate interests of the Company. In the event that any provision of this Section 5 is determined to be invalid by any court of competent jurisdiction, the provisions of this Section 5 shall be deemed to have been amended and the parties will execute any documents and take whatever action is necessary to evidence such amendment, so as to eliminate or modify any such invalid provision and to carry out the intent of this Section 5 so to render the terms of this
          Section 5 enforceable in all respects as so modified.

     (c) Mr. Lestina acknowledges and agrees that irreparable injury will result to the Company in the event Mr. Lestina breaches any covenant contained in this Section 5, and that the remedy at law for such breach will be inadequate. Therefore, if Mr. Lestina engages in any act in violation of the provisions of this Section 5, the Company shall be entitled, in addition to such other remedies and damages as may be available to it by law or under this Agreement, to injunctive or other equitable relief to enforce the provisions of this Section 5.

          (d) Notwithstanding the foregoing, this Section 5 shall not apply in the event of a Qualifying Termination of Mr. Lestina's employment within a period of three (3) years following a Change of Control.

6. Term and Termination. This Agreement will become effective as of the Effective Date and continue in effect thereafter until October 10, 2007, unless sooner terminated by the mutual agreement of the Company and Mr. Lestina; provided that the expiration of the term of this Agreement shall not impair the obligations of the Company to make the payments and provide the benefits under Sections 1, 2 and 3 hereof to the extent that such obligations relate to a cessation of Mr. Lestina's employment that occurred prior to the expiration of such term.

7. Severability. The provisions of this Agreement are severable. If any part of this Agreement is held to be void or unenforceable or contrary to law, the Company shall have the option to either terminate this Agreement in its entirety, in which case it shall be entitled to the return of (or be relieved of the obligation to pay) any amounts paid (or which would otherwise be payable) to Mr. Lestina hereunder, or it may require that the balance of the Agreement nonetheless shall remain in full force and effect. Notwithstanding the preceding sentence, if any court of competent jurisdiction shall determine that any geographic or time restraint provided in this Agreement is too broad as to the area or time covered, such restraint may be reduced to whatever extent the court deems reasonable and such restraint may be enforced as reduced.

8. Effect on Retiree Health Benefits Policy. Mr. Lestina acknowledges that the benefits provided hereunder (in particular the benefits described in Section 3 hereof) are intended to be in lieu of any benefits to which he may now be or hereafter become entitled under the Company's existing policy relating to the provision of health insurance benefits to its retired officer/directors, as embodied in certain resolutions adopted by the Company's directors on December 10, 1980 (the "1980 Retiree Medical Benefit Policy"). The Company has not and does not hereby acknowledge any obligation to Mr. Lestina or any of its other employees, officers or directors by reason of the existence of the 1980 Retiree Medical Benefit Policy, and reserves the right to modify, limit, cancel or terminate that Policy at any time.

9. Notices. All notices under this Agreement shall be in writing and any notice shall be considered to be given and received in all respects on the day it is personally delivered or deposited in the United States mail, first class, postage prepaid, addressed as follows or to such other address as may be designated by one party to the other by notice duly given
     (provided, that written notice given in any other manner shall nonetheless be effective when actually received by the party entitled to receive it):

     If to the Company:       Roundy's, Inc.
                         23000 Roundy Drive
                         P.O. Box 473
                         Pewaukee, WI  53072
                         Attn: Secretary

     If to Mr. Lestina:       Gerald F. Lestina
                         c/o Roundy's, Inc.
                         23000 Roundy Drive
                         P.O. Box 473
                         Pewaukee, WI  53072

10. No Contract of Employment. Nothing contained herein is intended to create or constitute a contract of employment between the Company and Mr. Lestina, or to impose on the Company any obligation to continue the employment of Mr. Lestina or to confer on Mr. Lestina any rights to such continued employment.

11. Assignment. This Agreement may not be assigned by the Company without the written consent of Mr. Lestina, except that if the Company shall transfer substantially all of its business or assets to another corporation or other form of business or other entity, this Agreement may be assigned to such a successor and it shall be binding upon and inure to such successor's benefit.
     Mr. Lestina may not assign, pledge or encumber this Agreement or any interest herein.

12. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, the Company's successors and assigns and Mr. Lestina's heirs and legal representatives. If the Company merges or consolidates with or into any other corporation or entity (whether or not the Company is the surviving entity in such transaction), or transfers all or substantially all of its business or assets to another corporation or other form of business or other entity, all references herein to the Company shall be deemed references to the corporation or other entity surviving such merger or consolidation or to which such assets or business are transferred.

13. Costs of Enforcement. If any action or proceeding is brought by either party to enforce any provision of this Agreement, or to recover damages for the breach hereof, the prevailing party shall be entitled to recover from the other party its reasonable costs and expenses (including reasonable attorneys' fees) incurred in such action or proceeding.

14. Amendment. This Agreement may be amended only by a written instrument executed by the parties hereto or their respective successors, assigns, heirs or legal representatives, as applicable.

15. Effect on Prior Agreements. This Agreement terminates and cancels in their entirety (a) the Severance and Non-
     Competition Agreement between the Company and Mr.
     Lestina dated June 1, 1995, and (ii) the Deferred
     Compensation Agreement between the Company and Mr.
     Lestina dated April 16, 1997.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                              ROUNDY'S, INC.



                              By:
                                   Its:




                              Gerald F. Lestina